SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)
                              (AMENDMENT NO. 4)(1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


                           SEABULK INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    81169P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                           Nautilus Acquisition, L.P.
               c/o Credit Suisse First Boston Private Equity, Inc.
                              Eleven Madison Avenue
                            New York, New York 10010
                              Attention: Ivy Dodes

                                 Credit Suisse,
                                on behalf of the
                    Credit Suisse First Boston business unit
                              Eleven Madison Avenue
                            New York, New York 10010
                              Attention: Ivy Dodes
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                  July 1, 2005
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter disclosures provided in a prior cover page.

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           NAUTILUS ACQUISITION, L.P.
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           00 - CONTRIBUTIONS FROM PARTNERS
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                        [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ------------------------------------------------------------------------------------------------------------




                                       2

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           NAUTILUS INTERMEDIARY, L.P.
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           00 - CONTRIBUTIONS FROM PARTNERS
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                        [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ------------------------------------------------------------------------------------------------------------




                                       3

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           NAUTILUS AIV, L.P.
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           00 - CONTRIBUTIONS FROM PARTNERS
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                        [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
---------- ------------------------------------------------------------------------------------------------------------





                                       4

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           NAUTILUS GP, LLC
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           NOT APPLICABLE
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
---------- ------------------------------------------------------------------------------------------------------------






                                       5

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           CREDIT SUISSE FIRST BOSTON PRIVATE EQUITY, INC.
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           NOT APPLICABLE
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                        [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
---------- ------------------------------------------------------------------------------------------------------------






                                       6

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           MERKUR-NAUTILUS HOLDINGS, LLC
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           NOT APPLICABLE
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                        [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
---------- ------------------------------------------------------------------------------------------------------------






                                       7

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           TURNHAM-NAUTILUS HOLDINGS, LLC
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           NOT APPLICABLE
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                          [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
---------- ------------------------------------------------------------------------------------------------------------






                                       8

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           MARTIN MERKUR
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           NOT APPLICABLE
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                       [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
---------- ------------------------------------------------------------------------------------------------------------






                                       9

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           ROBERT C. TURNHAM, JR.
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           NOT APPLICABLE
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                          [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
---------- ------------------------------------------------------------------------------------------------------------







                                       10

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           W.M. CRAIG
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           NOT APPLICABLE
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                        [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
---------- ------------------------------------------------------------------------------------------------------------






                                       11

========== ============================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           CREDIT SUISSE, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, TO THE
             EXTENT THEY CONSTITUTE THE CREDIT SUISSE FIRST BOSTON BUSINESS
             UNIT, EXCLUDING ASSET MANAGEMENT
---------- ------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                       (a) [ ]
                                                                                                       (b) [X]
---------- ------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS

           00 - CONTRIBUTIONS FROM PARTNERS
---------- ------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
---------- ------------------------------------------------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
NUMBER OF
SHARES                                                        0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                                                    --------- ---------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                              0
                                                    --------- ---------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                              0
---------- ------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
---------- ------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           0.0%
---------- ------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                                   BK, HC, OO
---------- ------------------------------------------------------------------------------------------------------------

           This Amendment No. 4 amends the statement on Schedule 13D dated July 15, 2002, as amended by Amendment No. 1, dated September 16, 2002, ("Amendment No. 1") as further amended by Amendment No. 2, dated October 12, 2004, ("Amendment No. 2") and as further amended by Amendment No. 3, dated March 18, 2005 ("Amendment No. 3") filed by (1) Nautilus Acquisition, L.P., a Delaware limited partnership ("Nautilus"); (2) Nautilus Intermediary, L.P., a Delaware limited partnership ("Nautilus Intermediary"); (3) Nautilus AIV, L.P, a Delaware limited partnership ("Nautilus AIV").; (4) Nautilus GP, LLC, a Delaware limited liability company ("Nautilus Special GP"); (5) Credit Suisse First Boston Private Equity, Inc. ("CSFB" and, together with Nautilus, Nautilus Intermediary, Nautilus AIV and Nautilus Special GP, the "Nautilus Entities"); (6) Merkur-Nautilus Holdings, LLC, a Delaware limited liability company ("Merkur-Nautilus") (7) Turnham-Nautilus Holdings, LLC, a Delaware limited liability company ("Turnham-Nautilus"); (8) Martin Merkur ("Merkur"), (9) Robert
C. Turnham, Jr. ("Turnham"); (10) W.M. Craig ("Craig"); and (11) Credit Suisse, a Swiss bank, (the "Bank") on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit, excluding Asset Management (the "CSFB Entitities"). This Amendment is being filed by the Nautilus Entities, Merkur-Nautilus, Turnham-Nautilus, Merkur, Turnham, Craig and the Bank, on behalf of itself and the CSFB Entities (such persons collectively, the "Reporting Persons"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings previously ascribed to them in the original Schedule 13D, Amendment No. 1, Amendment No. 2 or Amendment No. 3, as applicable.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

           The information contained in Item 5(a)-(c) and (e) of the Schedule 13D is hereby amended and restated in its entirety as follows:

           (a)-(b) Nautilus beneficially owns no shares of Common Stock by virtue of the conversion of its shares of Common Stock and Warrants into .2694 of a share of common stock, par value $.01 per share, of Seacor in connection with the Merger. As of the effective time of the Merger, none of the Reporting Persons may be deemed to own any shares of Common Stock by virtue of the fact that Nautilus beneficially owns no shares of Common Stock. Immediately prior to the effective time of the Merger, each of the Reporting Persons other than Nautilus may have been deemed to beneficially own an aggregate of 11,820,195 shares of Common Stock by virtue of Nautilus' ownership of Common Stock and its ability to convert its Warrants into shares of Common Stock.

           (c) Except as described in Item 6, none of the Reporting Persons has effected any transactions in shares of Common Stock during the past 60 days.

           (e) As of the effective time of the Merger on July 1, 2005, the Reporting Persons ceased to be beneficial owners of any of the Company's Common Stock.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Item 6 of Amendment No. 3 is hereby amended by adding the following at the end thereto:

           On July 1, 2005, Merger Sub merged with and into the Company. In connection with the Merger, effective immediately upon the effectiveness of the Merger, each share of Common Stock of the Company automatically converted into the right to receive .2694 shares of common stock of Seacor and $4.00 cash. In connection with the Merger and as contemplated by the Merger Agreement, effective immediately upon the effectiveness of the Merger, all Warrants to purchase shares of common stock of the Company were acquired by Seacor for .2694 shares of common stock of Seacor and $3.99 cash. Immediately following the Merger, none of the Reporting Persons are the holders of record of, or have any pecuniary interest in any shares of Common Stock or Warrants of the Company.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           The following exhibits are filed herewith:

           Exhibit 6A: Joint Filing Agreement, dated as of July 5, 2005.

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: July 5, 2005

                        NAUTILUS ACQUISITION, L.P.

                        By: NAUTILUS INTERMEDIARY, L.P., its General Partner

                        By: NAUTILUS AIV, L.P., its General Partner

                        By: Nautilus GP, LLC, its managing general partner

                        By: Turnham-Nautilus Holdings, LLC,
                            Class A Member and Authorized Signatory

                            By: /s/ Robert C. Turnham, Jr.
                                -----------------------------------------------
                            Name: Robert C. Turnham, Jr.
                            Title: Member and Authorized Signatory

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: July 5, 2005

                           NAUTILUS INTERMEDIARY, L.P.


                           By: NAUTILUS AIV, L.P., its General Partner

                           By: Nautilus GP, LLC, its managing general partner

                           By: Turnham-Nautilus Holdings, LLC
                               Class A Member and Authorized Signatory

                               By: /s/ Robert C. Turnham, Jr.
                                   --------------------------------------------
                               Name: Robert C. Turnham, Jr.
                               Title: Member and Authorized Signatory





\

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 5, 2005

                             Nautilus AIV, LP

                             By: Nautilus GP, LLC, its managing general partner

                             By: Turnham-Nautilus Holdings, LLC
                                 Class A Member and Authorized Signatory

                                 By: /s/ Robert C. Turnham, Jr.
                                     ------------------------------------------
                                 Name: Robert C. Turnham, Jr.
                                 Title: Member and Authorized Signatory

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 5, 2005

                              NAUTILUS GP, LLC

                              By: Turnham-Nautilus Holdings, LLC
                                  Class A Member and Authorized Signatory

                                  By: /s/ Robert C. Turnham, Jr.
                                      ----------------------------------------
                                  Name: Robert C. Turnham, Jr.
                                  Title: Member and Authorized Signatory

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: July 5, 2005

                                    CREDIT SUISSE
                                    ON BEHALF OF THE CREDIT SUISSE FIRST BOSTON
                                    BUSINESS UNIT

                                    By: /s/ Ivy B. Dodes
                                        ---------------------------------------
                                    Name: Ivy B. Dodes
                                    Title: Managing Director

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: July 5, 2005

                                      CREDIT SUISSE FIRST BOSTON
                                      PRIVATE EQUITY, INC.

                                      By: /s/ Ivy Dodes
                                          ------------------------------------
                                      Name: Ivy Dodes
                                      Title: Vice President

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 5, 2005

                                   MERKUR-NAUTILUS HOLDINGS, LLC

                                   By: /s/ Martin Merkur
                                       -------------------------------------
                                   Name: Martin Merkur
                                   Title: Member

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 5, 2005

                                           TURNHAM-NAUTILUS HOLDINGS, LLC

                                           By: /s/ Robert C. Turnham, Jr.
                                               --------------------------------
                                           Name: Robert C. Turnham, Jr.
                                           Title: Member

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 5, 2005


                                        By: /s/ Martin Merkur
                                            -----------------------------------
                                            Martin Merkur

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 5, 2005


                                   By: /s/ Robert C. Turnham, Jr.
                                       ---------------------------------------
                                       Robert C. Turnham, Jr.

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 5, 2005


                                          By: /s/ W.M. Craig
                                              --------------------------------
                                              W.M. Craig